Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of October 2, 2006, by and among Pregis Holding I Corporation, a Delaware corporation (“Pregis I”), and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation (“Pregis II”), and Pregis Corporation, a Delaware corporation (“Pregis”) (Pregis I, Pregis II and Pregis, collectively, the “Employers” and individually an “Employer”), and Michael T. McDonnell (“Executive”).

RECITALS

WHEREAS, Executive desires to be employed by Employers;

WHEREAS, Employers desire to employ Executive and to utilize his management services as indicated herein, and Executive has agreed to provide such management services to Employers; and

WHEREAS, as a condition precedent and a material inducement for Employers to employ and pay Executive, Executive has agreed to execute this Agreement and the Noncompetition Agreement, dated as of the date hereof, between Pregis I and Executive (the “Noncompetition Agreement”), and be bound by the provisions herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

1. Term and Duties. Employers hereby agree to employ Executive as President and Chief Executive Officer, commencing on his first day of full time employment, but no later than October 31, 2006 (the “Start Date”), and continuing for a period of three (3) years (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 4. Unless terminated by either Executive or Employers by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, Executive shall devote his best efforts and abilities to the performance of Executive’s duties on behalf of Employers, and to the promotion of their interests consistent with and subject to the direction and control of the Board of Directors of each Employer (the “Board”). Executive shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of Employers and shall not be actively involved in any other trade or business or as an employee of any other trade or business. Nothing in this Agreement shall preclude Executive from (i)

engaging in charitable and community affairs, (ii) managing his personal investments (including acquiring or retaining securities of other companies and entities, provided such investments are passive), or (iii) subject to written approval of the Board, serving as a member of boards of directors of other companies or entities which do not compete with any Employer, or engaging in other activities which do not compete with any Employer or do not otherwise conflict with the provisions of this Agreement, in the case of each of (i) - (iii), which do not materially interfere with the performance of his duties hereunder. During the Term, Executive shall be a member of the Board of Directors of Pregis I and Pregis II.

2. Compensation During Term.

(a) Base Compensation. In consideration of the services to be rendered by Executive during the Term, Employers shall pay to Executive as base salary $500,000 per year (“Base Compensation”), payable bi-weekly and prorated for any partial employment period.

(b) Bonus. On the Start Date, Employers shall pay Executive a one-time signing bonus of $150,000. Subject to the limitations set forth in this Agreement, commencing with the fiscal year beginning January 1, 2007, Executive shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of one or more performance goals as determined by the Board in its sole discretion. The amount of the Incentive Bonus shall be determined in the manner set forth on Schedule A hereto. For the fiscal year ending December 31, 2006, the Employers shall pay the Executive a cash bonus of $250,000 at such time as bonuses are payable to senior executives generally.

3. Benefits.

(a) Executive shall be eligible to participate in such benefit programs offered by each Employer (other than bonus plans), such as health, dental, life insurance, vision, vacations and pension, as are offered to senior executive level employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval) and in each case on no less favorable terms of benefits than are generally available to the senior executive level employees of Employers (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question.

(b) Employers shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employers’ policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employers’ reasonable requirements with respect to reporting, documentation and approval of such expenses.

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(c) During the Term, Executive shall be entitled to paid vacation and holidays in accordance with Employers’ policy for senior executives.

(d) The Employers shall reimburse the Executive for the following reasonable expenses that the Executive incurs in relocating his primary residence to the Chicago, Illinois metropolitan area: (a) the cost of any temporary housing in the Chicago, Illinois metropolitan area for 6 months, not to exceed $5,000 per month, (b) transportation of belongings; (c) two house-hunting trips; (d) broker and other fees related to sale / acquisition of primary residence; (e) set-up costs of telephone, cable and broadband; and (f) airfare and lodging for family related to such relocation and house-hunting trips.

4. Termination. Executive’s employment shall terminate upon the first to occur of the following (each, a “Termination Date”):

(a) The expiration of the Term;

(b) Executive’s death or disability. The term “disability” shall mean a mental, physical or emotional condition such that Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any three hundred sixty-five (365) day period during the Term;

(c) Executive’s voluntary termination of his employment for Good Reason (as defined below) upon written notice to the Employers within ten (10) days of the event constituting Good Reason; or

(d) Employers’ termination of Executive’s employment with or without Cause (as defined below).

5. Termination Payments.

(a) If Executive’s employment is terminated pursuant to Section 1 by thirty (30) days’ prior written notice or pursuant to Section 4, Executive’s Base Compensation and other benefits, if any, shall terminate on the Termination Date and the Employers shall pay the Executive the Accrued Payment (as defined below).

(b) Upon termination of Executive’s employment by Employers without Cause or by reason of Employers providing a notice of non-renewal of the Term, or Executive’s termination of his employment for Good Reason, Employers shall be obligated, in lieu of any other remedies available to Executive, to pay Executive (A) an amount equal to his then current Base Compensation (the “Termination Payment”); (B) (i) if the Termination Date occurs during the months of January-June of the fiscal year, a pro rata portion of the Incentive Bonus for the fiscal year in which the termination occurs (the “Target Pro Rata Incentive Payment”), based on Executive’s target Incentive

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Bonus for such fiscal year; or (ii) if the Termination Date occurs during the months of July-December of the fiscal year, a pro rata Incentive Bonus for the fiscal year in which the termination occurs (the “Actual Pro Rata Incentive Payment”), based on Employers’ actual performance through the end of such fiscal year; and (C) all accrued but unpaid amounts payable to Executive under this Agreement and under any employee benefit plan (the “Accrued Payment”). In addition, in the event of such termination of employment, Executive shall be eligible for continuation of medical benefits on the same terms that would have otherwise applied to Executive had he remained an active employee until the earlier of (i) twelve (12) months following the effectiveness of the Release (as defined below) or (ii) the date Executive becomes eligible for medical benefits from a subsequent employer (the “Continued Medical Benefits”). The Target Pro Rata Incentive Payment and the Actual Pro Rata Incentive Payment shall, in each case, be determined based on the number of days elapsed from the beginning of the fiscal year in which the termination occurs through and including the Termination Date. For purposes of clarity, Executive will be eligible to receive only one Termination Payment, one Accrued Payment and either one Target Pro Rata Incentive Payment or one Actual Pro Rata Incentive Payment (depending on when the Termination Date occurs) from Employers under this Section 5(b). Employers’ obligation to (x) make the Termination Payment and either the Target Pro Rata Incentive Payment or Actual Pro Rata Incentive Payment and (y) provide the Continued Medical Benefits shall, in each case, be conditioned upon: (i) Executive’s continued compliance with his obligations under the Noncompetition Agreement and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employers (the “Release”). In the event that Executive breaches any of the covenants set forth in the Noncompetition Agreement, Executive shall immediately return to Employers any portion of the Termination Payment and either the Target Pro Rata Incentive Payment or Actual Pro Rata Incentive Payment that have been paid to Executive pursuant to this Section 5(b). Subject to this Section 5(b) and Section 5(e), the Termination Payment and the Target Pro Rata Incentive Payment, if applicable, shall be paid in installments on Employers’ regular payroll dates occurring during the 12-month period immediately following the effectiveness of the Release. Subject to Section 5(e), the Actual Pro Rata Incentive Payment, if applicable, shall be paid at the time Employers ordinarily pay incentive bonuses to its executives with respect to the fiscal year in which the termination occurs. Subject to Section 5(e), the Accrued Payment shall be paid within thirty (30) days following the Termination Date.

(c) In the event of a termination of Executive’s employment pursuant to Section 4(b) as a result of his death or disability, Employers shall (i) promptly pay to Executive, his estate or legal representative, as the case may be, all amounts accrued to the date of termination and payable to Executive hereunder and under any other bonus, incentive or other plan and (ii) pay to Executive’s estate or legal representative the Target Pro Rata Incentive Payment or the Actual Pro Rata Incentive Payment, whichever is payable, at the same time such payments are made pursuant to Section 5(b).

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(d) Any termination of the Term shall not adversely affect or alter Executive’s rights under any employee benefit plan of any Employer in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(e) If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 5 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment to be equal to the aggregate amount that would have been paid to Executive under Section 5 during the first six months immediately following the Termination Date had this Section 5(e) not been applicable. The Employers shall hold Executive harmless from and against taxes imposed on the Executive under Section 409A of the Code by reason of actions taken by the Employers without Executive’s consent, which consent shall not be unreasonably withheld.

(f) Executive shall not be required to mitigate the amount of any payments provided for under this Agreement by seeking other employment. No amounts paid to or earned by Executive following his termination of employment shall reduce or be set off against any amounts payable to Executive under this Agreement, nor, except as provided herein, will any payments otherwise due to Executive hereunder be subject to offset in respect of any claims that Employers may have against Executive.

6. Definitions.

(a) “Cause” as used herein shall mean Executive’s: (i) indictment for, or plea of guilty or nolo contendere to, a felony or other crime or offense causing material harm to any Employer’s business, standing or reputation; (ii) willful misconduct or gross negligence on the part of Executive in the performance of his duties hereunder; (iii) material breach of his duty of loyalty or care to any Employer; (iv) other misconduct that is materially detrimental to any Employer; (v) ongoing refusal or failure to perform Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Board, in each case after receiving written notice describing his noncompliance and being given a five (5) business days opportunity to cure (to the extent curable) such non-compliance; or (vi) material breach by Executive of this Agreement, the Noncompetition Agreement or any other agreement with or for the benefit of Employers to which Executive is a party or by which Executive is bound, which is not cured (to the extent curable) within five (5) business days following written notice from Employers.

(b) “Good Reason” as used herein shall mean (i) a reduction of Executive’s Base Compensation below the amount set forth in Section 2(a) of this Agreement, or a materially adverse change to Schedule A hereto; (ii) the failure by

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Employers to obtain the specific assumption of this Agreement by any successor or permitted assigns of any Employer; (iii) an involuntary relocation of Executive’s place of work to any location more than 35 miles from the Chicago metropolitan area, excluding temporary periods of thirty (30) days or less and ordinary course business travel; (iv) the assignment to Executive by any Employer of material duties materially inconsistent with Executive’s positions, duties, responsibilities, titles or offices as set forth herein; or (v) a material breach by any Employer of this Agreement where such breach shall not have been remedied within 30 days after Executive shall have notified such Employer thereof.

7. Consideration. Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Executive’s covenants set forth herein or in the Noncompetition Agreement.

8. No Prior Agreements. Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

9. Miscellaneous.

(a) Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:

Michael T. McDonnell

42 Willow Drive

Chester, NJ 07930

if to Employers:

c/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Sanford Krieger

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with copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attn: Christopher Ewan

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

10. Stock Purchase; Option Grant. On the Start Date, (i) Executive shall purchase thirty (30) shares of common stock of Pregis I at a cost of $10,000 per share pursuant to the Subscription Agreement attached hereto as Exhibit A; and (ii) Executive shall receive a grant of an option to purchase 382.36 shares of common stock of Pregis I, at a purchase price of $13,000 per share, pursuant to the Nonqualified Stock Option Agreement attached hereto as Exhibit B.

11. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Executive relating to his employment by Employers, whether oral or written. Executive hereby agrees that, as of the date hereof, this Agreement shall take effect and no further such obligations of any kind whatsoever shall be owed by Employers. This Agreement constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Employer and Executive.

12. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its, their or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by each Employer and its successors and assigns, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

13. Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

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14. Remedies; Waiver. No remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles. The parties hereby consent to the personal jurisdiction of the state courts within New York, New York and the federal courts within the Southern District of New York for the adjudication of all matters relating to, or arising under this Agreement and the parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in any inconvenient forum.

17. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYERS:

PREGIS HOLDING I CORPORATION

By:	/s/ Thomas J. Pryma
Name:	Thomas J. Pryma
Title:	Vice President

PREGIS HOLDING II CORPORATION

By:	/s/ Thomas J. Pryma
Name:	Thomas J. Pryma
Title:	Vice President

PREGIS CORPORATION

By:	/s/ Thomas J. Pryma
Name:	Thomas J. Pryma
Title:	Vice President

EXECUTIVE:

/s/ Michael T. McDonnell
Michael T. McDonnell

NONCOMPETITION AGREEMENT

AGREEMENT, made as of the second day of October, 2006 by and among Pregis Holding I Corporation, a Delaware corporation (the “Company”), and Michael T. McDonnell (“Covenantor”) (the “Agreement”).

W I T N E S S E T H:

WHEREAS, Covenantor, by reason of his intimate involvement in the operations and management of the business of the Company, will acquire knowledge and expertise relating to the business and operations of the Company; and

WHEREAS, Covenantor acknowledges that the Company would not (i) enter into the Nonqualified Stock Option Agreement, dated as of the Start Date (as defined in the Employment Agreement), between Covenantor and the Company (the “Option Agreement”) or grant the options thereunder, or (ii) enter into the Employment Agreement, dated as of October 2, 2006, by and among the Company and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation, and Pregis Corporation, a Delaware corporation, and Covenantor (the “Employment Agreement”), unless Covenantor executes and delivers this Agreement, and wishes to forego his right to compete with the Company and its subsidiaries and affiliates with respect to the business of the Company and its subsidiaries and affiliates.

NOW, THEREFORE, in order to induce the Company to enter into the Option Agreement with Covenantor and to grant the options thereunder, and to enter into the Employment Agreement, and in consideration of the premises and of the mutual covenants and agreements contained herein and in the Option Agreement and the Employment Agreement, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Noncompetition; Nonsolicitation.

(a) Subject to the provisions of Paragraph 1(c), provided that the Company has not materially breached its obligations under the Employment Agreement or Option Agreement, from and after the date hereof and until one (1) year following the date of Covenantor’s termination of employment from the Company, Covenantor shall not, without the prior written consent of the Company:

(i) directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation or other business organization, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity, render any service to (including the making of investments in or otherwise providing capital to) any competitor (or any person or entity that is reasonably anticipated to become a competitor within the term hereof) of the Company or its subsidiaries or affiliates, within the geographic areas described in Paragraph 1(b); it being understood that such a person, partnership, corporation or other business organization or entity is in competition with the Company or its subsidiaries or affiliates if it is then engaging or planning to engage within the term hereof, itself or through any joint venture, partnership or otherwise, in any business in which (A) the Company or its subsidiaries or affiliates (1) have been engaged prior to the date hereof or (2) are presently engaged at the date hereof, or (B) the Company or its subsidiaries or affiliates are engaged or have taken steps in preparation to engage during the term hereof,

(ii) induce or attempt to induce any person or entity which is or was a customer or client of the Company or its subsidiaries or affiliates, or becomes a customer or client of the Company or its subsidiaries or affiliates, to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries or affiliates,

(iii) solicit, entice, induce or hire any person who is an employee, or becomes an employee, of the Company or its subsidiaries or affiliates to become employed by any other person, firm or corporation or to leave his or her employment with the Company or its subsidiaries or affiliates, or approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, or

(iv) interfere with any relationship between the Company or its subsidiaries or affiliates and any of its or their customers or clients so as to cause harm to the Company or its subsidiaries or affiliates.

(b) The restrictions contained in Paragraph 1(a) shall apply in the specific geographic areas and customer markets within such geographic areas served by the Company or its subsidiaries or affiliates at any time during the term hereof.

(c) Nothing in this Paragraph 1 shall prohibit Covenantor from (i) obtaining employment in the protective packaging industry so long as Covenantor does not violate the terms of this Agreement, (ii) engaging in any business that is not in competition with the Company or its subsidiaries or affiliates, or (iii) investing in the securities of any corporation having securities listed on a national securities exchange, provided that such investment does not exceed 2% of any class of securities of any corporation engaged in business in competition with the Company or its subsidiaries or affiliates, and provided that such investment represents a passive investment and that neither Covenantor nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

2. Non-Disclosure of Confidential Information. Covenantor agrees that on and after the date of this Agreement he shall not, without the prior written consent of the Company, use for himself or others, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information (as defined below) pertaining to the business of the Company or its subsidiaries or affiliates, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Covenantor to divulge, disclose or make accessible such information. All Confidential Information in Covenantor’s possession shall be returned to the Company promptly following the date of termination of Covenantor’s employment with the Company. The term “Confidential Information” shall mean non-public information concerning the Company or its subsidiaries or affiliates, including, but not limited to, financial data, strategic business plans, product development or other proprietary product

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data, customer lists, consulting or licensing agreements, vendor lists, lists of potential customers, pricing and credit techniques, private processes, marketing plans, reports, summaries, analyses or other proprietary information now or hereafter in the possession of Covenantor, except for specific items which have become publicly available information (other than such items which Covenantor knows have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

3. Inventions. Covenantor shall promptly, and in any event no later than one (1) year after termination of his employment with the Company, with respect to Inventions (as defined below) made or conceived by Covenantor during his employment with the Company, either solely or jointly with others, if based on or related to or connected with the business of the Company or its subsidiaries or affiliates or if the Company’s time, material, facilities or other employees of the Company contributed thereto:

(a) Fully inform the Company in writing of such Inventions;

(b) Assign, and Covenantor does hereby assign, to the Company all of Covenantor’s rights to such Inventions, if any, and to applications for letters patent and to letters patent granted upon such Inventions; and

(c) Acknowledge and deliver to the Company (without charge to Covenantor but at the expense of the Company) such written instruments and do such other acts as may be reasonably necessary to obtain and maintain letters patent and to vest the entire right and title thereto in the Company or its subsidiaries or affiliates.

All Inventions, regardless of whether or not they are considered “works for hire,” shall for all purposes be regarded as acquired and held by Covenantor for the benefit, and shall be the sole and exclusive property, of the Company. The term “Inventions” shall mean discoveries, developments, improvements, or inventions (whether patentable or not) related to the business of the Company or its subsidiaries or affiliates.

4. Remedy for Certain Breaches.

(a) Covenantor acknowledges and agrees that the restrictions on his activities under the provisions of Paragraphs 1, 2 and 3 are required for the reasonable protection of the Company. Covenantor further acknowledges and agrees that a breach of any of those obligations will result in irreparable harm to the Company, for which there would be no adequate remedy at law, and therefore, Covenantor irrevocably and unconditionally (i) agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, all of which remedies shall be cumulative, the Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining Covenantor from doing or continuing to do or perform any acts constituting such breach or threatened breach, (ii) agrees that such relief and any other claim by the Company pursuant hereto may be brought in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York, (iii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waives any objection which Covenantor may have to the laying of venue of any such suit, action or proceeding in any such court.

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(b) Covenantor agrees that the existence of any claim or cause of action by Covenantor against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Agreement.

5. Nature of Restrictions. Covenantor has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Covenantor, would not operate as a bar to Covenantor’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Covenantor.

6. Warranties. Covenantor warrants and represents that he has full power and authority to enter into this Agreement for and on behalf of himself and that such act, and the performance of his obligations hereunder, will not conflict with any other agreements or undertakings to which he is a party or by which he is bound.

7. Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

If to Covenantor, to the address identified opposite Covenantor’s name on the signature page attached hereto.

If to the Company:

C/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Sanford Krieger

Facsimile: (212) 702-0518

With a copy to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004

Attn: Christopher Ewan

Facsimile: (212) 859-4000

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Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Either party hereto may change the address specified herein by written notice to the other party hereto.

8. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Covenantor other than under and pursuant to the Option Agreement, the Employment Agreement and the Subscription Agreement, dated as of [the date hereof], between Covenantor and the Company. This Agreement, the Option Agreement, the Employment Agreement and the Subscription Agreement constitute the entire agreement between the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the Company and Covenantor.

9. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by the Company and its successors and assigns, except that the duties and responsibilities of Covenantor hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

10. Reformation of Agreement; Severability. In the event that any of the provisions of Paragraphs 1, 2 and 3 shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent for any reason, such court shall exercise its discretion in reforming such provision(s) to the end that Covenantor shall be subject to nondisclosure, nonsolicitation and noncompetition covenants that are reasonable under the circumstances and enforceable by the Company. In the event that any other provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

11. Remedies; Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

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13. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.

14. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

PREGIS HOLDING I CORPORATION

By	/s/ Thomas J. Pryma
Name:	Thomas J. Pryma
Title:	Vice President

COVENANTOR:

/s/ Michael T. McDonnell
Michael T. McDonnell		Address:
42 Willow Drive
Chester, NJ 07930

PREGIS HOLDING I CORPORATION

2005 STOCK OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

NONQUALIFIED STOCK OPTION AGREEMENT dated as of the Start Date (as defined in the Employment Agreement, dated as of October 2, 2006, between, among others, the Company and the Optionee) between Pregis Holding I Corporation, a Delaware corporation (the “Company”) and Michael T. McDonnell (the “Optionee”) (this “Agreement”).

The Company’s Compensation Committee or the Company’s Board of Directors acting as the Committee (in either case, the “Committee”) has determined that the Optionee is one of the key employees of the Company or its subsidiaries or affiliates, and that the objectives of the Company’s 2005 Stock Option Plan (the “Plan”) will be furthered by awarding to the Optionee Options under the Plan. Capitalized terms defined in the Plan and not otherwise defined herein shall have the meaning given such terms in the Plan.

In consideration of the foregoing and of the mutual undertakings set forth in this Agreement and in consideration of the Optionee’s entering into the Noncompetition Agreement (as defined herein), the Company and the Optionee agree as follows:

SECTION 1. Grant of Option.

1.1 Subject to Section 14 hereof, the Company grants to the Optionee on the Start Date an option (the “Option”) to purchase 382.36 shares of Common Stock (“Common Stock”) of the Company, at a purchase price of $13,000 per share.

1.2 The Option granted hereby is intended to be a “nonqualified” stock option subject to the provisions of section 83 of the Code and is not intended to qualify as an “incentive stock option” subject to the provisions of section 422 of the Code.

SECTION 2. Exercisability.

2.1 Subject to Section 4 hereof regarding a Transaction, the Option shall be exercisable for the cumulative number of shares and at the times provided in the following schedule subject to continued employment by the Company or its subsidiaries or affiliates:

Applicable Date	Cumulative Number of Shares
On the first anniversary of the Start Date	76.47
On the second anniversary of the Start Date	76.47
On the third anniversary of the Start Date	76.47
On the fourth anniversary of the Start Date	76.47
On the fifth anniversary of the Start Date	76.48

2.2 Subject to Section 4 hereof and the terms of the Plan, the Option will terminate as to any and all shares of Common Stock for which the Option has not yet been exercised on the tenth anniversary of the Start Date.

SECTION 3. Method of Exercise.

3.1 The Option or any part thereof may be exercised only by giving written notice to the Company in the form of Exhibit A hereto, which notice shall state the election to exercise the Option and the number of whole and fractional shares of Common Stock with respect to which the Option is being exercised. Such notice must be accompanied by payment of the full purchase price for the number of shares purchased.

3.2 Payment of the purchase price shall be made by certified or official bank check payable to the Company. As soon as it is practicable after it receives payment of the purchase price, the Company shall deliver to the Optionee a certificate or certificates for the shares of Common Stock acquired pursuant to the Option.

SECTION 4. Termination of Employment.

The Option granted hereby shall terminate and expire on the day the Optionee’s employment is terminated in the event of a termination for Cause and in accordance with the provisions of Section 2.4 of the Plan. Upon the occurrence of a Transaction (as defined in the Plan), the Option shall become immediately exercisable in full. Any Common Stock issued pursuant to exercise of this Option is subject to the right of the Company to purchase set forth in Section 2.4 of the Plan.

SECTION 5. Nonassignability.

No right granted to the Optionee under the Plan or this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. All rights granted to the Optionee under the Plan or this Agreement shall be exercisable only by the Optionee or his estate, heirs or personal representatives.

SECTION 6. Right of Discharge Reserved.

Nothing in the Plan or in this Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company or any of its subsidiaries or affiliates or affect any right which the Company or any of its subsidiaries or affiliates may have to terminate the employment or services of the Optionee.

SECTION 7. No Rights as a Stockholder.

Neither the Optionee nor any person succeeding to the Optionee’s rights hereunder shall have any right as a stockholder with respect to any shares subject to the Option until the date of the issuance of a stock certificate to him for such shares. Except for adjustments made pursuant to Section 3.4 of the Plan, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

SECTION 8. Plan Provisions to Prevail.

This Agreement shall be subject to all of the terms and provisions of the Plan, which are incorporated hereby and made a part hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

SECTION 9. Optionee’s Acknowledgments.

By entering into this Agreement the Optionee agrees and acknowledges that (a) he has received and read a copy of the Plan and accepts this Option subject to the terms and provisions of the Plan, and (b) no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder. As a condition to the issuance of shares of Common Stock under this Option, the Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him any taxes required to be withheld by the Company under federal, state, or local law as a result of his exercise of this Option.

SECTION 10. Section Headings.

The Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections.

SECTION 11. Notices.

Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Secretary of the Company, Sanford Krieger, c/o AEA Investors Inc., 65 East 55th Street, New York, New York 10022 or at such other address as the Company may hereinafter designate to the Optionee by notice as provided herein. Any notice to be given to Optionee shall be given at the address set forth on the signature page hereof, or at such other address as Optionee may hereinafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive them.

SECTION 12. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 5, the estate, heirs or personal representatives of the Optionee.

SECTION 13. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws principles thereof.

SECTION 14. Noncompetition Agreement.

The Option shall not be granted unless and until the Optionee executed the noncompetition agreement attached hereto as Exhibit B (the “Noncompetition Agreement”). If the Optionee fails to execute the Noncompetition Agreement, this Agreement shall be null and void ab initio and no Option shall be deemed granted hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PREGIS HOLDING I CORPORATION

By:	/s/ Thomas J. Pryma
Name:	Thomas J. Pryma
Title:	Vice President

/s/ Michael T. McDonnell
Michael T. McDonnell
42 Willow Drive
Chester, NJ 07930

EXECUTIVE SUBSCRIPTION AGREEMENT

AGREEMENT dated as of October 2, 2006 by and between Pregis Holding I Corporation, a Delaware corporation (the “Corporation”), and Michael T. McDonnell (the “Subscriber”).

Section 1. Agreement to Sell and Purchase Securities. Subscriber agrees to purchase the number of shares of the common stock, par value $0.01 per share, of the Corporation (“Common Stock”), at a purchase price of $10,000 per share as are set forth on the signature page hereto. The shares of Common Stock subscribed for hereunder are referred to herein as “Shares.”

Section 2. Closing. The delivery of the Shares to the Subscriber shall take place at a closing (the “Closing”) within seven (7) days of the Start Date (as defined in the Employment Agreement, dated as of October 2, 2006, between, among others, the Corporation and the Subscriber). The Subscriber shall pay for the Shares by bank or certified check or by such other form of payment acceptable to the Corporation so that at Closing, the Corporation can deliver the Shares against receipt of cleared funds.

Section 3. Representations and Warranties of Subscriber. The Subscriber represents, warrants and agrees that:

(a) The Subscriber is acquiring the Shares to be acquired by him hereunder for his own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. Except as expressly provided in this Agreement, the Subscriber will have no right to Transfer (as defined below) the Shares and must bear the economic risk of the Subscriber’s investment for an indefinite period of time. The Shares have not been registered under the U.S. Securities Act of 1933, as amended, and, therefore, there is not now and there may never be any public market for the Shares. For the purposes of this Agreement, “Transfer” shall mean any sale, transfer, assignment, exchange, grant of a participation in, gift, hypothecation, encumbrance, pledge or other disposition by testamentary bequest, inter vivos transfer or otherwise, whether direct or indirect.

(b) The Subscriber has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and has had full access to such other information concerning the Corporation as he has requested.

(c) The Subscriber understands and acknowledges that he would not be issued the Shares if he were not an employee of the Corporation or one of its subsidiaries.

(d) The Subscriber hereby acknowledges that any investment gain attributable to ownership of the Shares will not be taken into consideration for any compensation purpose.

Section 4. Transfer Provisions. The Subscriber and Corporation agree that the Subscriber is entitled to certain tag along rights, is or may be subject to certain obligations to Transfer his Shares under certain circumstances (including termination of employment and certain sales by AEA Investors LLC or its affiliates (each, an “Investor” and together the “Investor Group”)) and is subject to certain restrictions on his ability to Transfer his Shares, as set forth in Exhibit A hereto.

Section 5. Choice of Law. The corporate law of the state of Delaware will govern all questions concerning the relative rights of the Corporation and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 6. Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Subscriber (whether by operation of law or otherwise) without the prior written consent of the Corporation. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Corporation may assign this agreement to an affiliate without the Subscriber’s consent. Each Investor and each of its affiliates is a third party beneficiary under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement (other than as set forth in the preceding sentence), express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7. Entire Agreement. This Agreement (which includes Exhibit A), the Employment Agreement and the Noncompetition Agreement (as such terms are defined in Exhibit A) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

Section 8. Incorporation of Exhibit. Exhibit A hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10. Termination. The provisions of Sections 1, 3, 4 and 5 of Exhibit A shall terminate and shall cease to be binding on the parties hereto upon the initial public offering (“IPO”) of shares of Common Stock registered under the U.S. Securities Act of 1933, as amended, whether by the Corporation or by shareholders, pursuant to a registration statement (other than Form S-8 or any successor thereto) declared effective by the Securities and Exchange Commission.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

PREGIS HOLDING I CORPORATION

By:	/s/ Thomas J. Pryma
Name:	Thomas J. Pryma
Title:	Vice President

Address for Notices:

Pregis Holding I Corporation
c/o AEA Investors LLC
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Christine Smith, Esq.

SUBSCRIBER

/s/ Michael T. McDonnell
Name:	Michael T. McDonnell

Number of Shares: 30

Subscriber’s Address For Notices:

42 Willow Drive
Chester, NJ 07930

Subscriber’s Taxpayer I.D. No:

Country of Residence: U.S.A.

U.S. State of Residence (if applicable):

AGREED WITH RESPECT TO SECTION 4 OF EXHIBIT A:

AEA INVESTORS LLC

By:	/s/ Thomas J. Pryma
Name:	Thomas J. Pryma
Title:	Managing Director

Exhibit A

Transfer Provisions

Section 1. Transfer Restrictions. (a) The Subscriber shall not Transfer all or part of any Shares owned of record by him in violation of the provisions of this Section. Any Transfer in violation of the provisions of this Section shall have no effect and be null and void.

(b) Each of the certificates representing the Shares held by the Subscriber hereto shall be stamped with the following legend:

THE SECURITIES REGISTERED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE NON-U.S. OR U.S. STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT OR SUCH LAW. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AND TO CERTAIN VOTING AGREEMENTS AND OBLIGATIONS AS ARE SET FORTH IN A SUBSCRIPTION AGREEMENT WITH PREGIS HOLDING I CORPORATION, INCLUDING, BUT NOT LIMITED TO, RESTRICTIONS ON THEIR SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION AND VOTING OBLIGATIONS TO EFFECT CERTAIN TRANSACTIONS. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF PREGIS HOLDING I CORPORATION. SUCH TRANSFER RESTRICTIONS AND VOTING OBLIGATIONS SHALL BE BINDING ON FUTURE TRANSFEREES AND HOLDERS.

(c) The Subscriber, by acceptance of the Shares, agrees, prior to any offer to sell, sale or other disposition or Transfer of part or all of the Shares, to give written notice to the Corporation of his intention to effect such sale or other disposition or Transfer. Each such notice shall describe the manner and circumstances of the proposed sale or other disposition or Transfer in sufficient detail. The Corporation will advise the Subscriber within 14 days after submission of such notice, whether he is entitled to so Transfer the Shares. If such holder is entitled to so Transfer, he shall submit the certificate representing the Shares to the Corporation in proper form for Transfer and accompanied by appropriate instruments of Transfer. Such certificate shall also be accompanied by an undertaking in writing by the transferee to be bound by all the terms of this Agreement. Each certificate thus transferred (and each of the stock certificates evidencing any untransferred balance of the Shares evidenced by such certificate) shall bear the restrictive legend set forth in Section 1(b) of this Exhibit A, unless such legend is not required by this Agreement.

(d) Except as permitted by Section 1(e), 3, 4 or 5 of this Exhibit A, the Subscriber shall not, without the prior written consent of the Corporation and Investors, Transfer any Shares owned by him.

(e) Upon compliance with Section 1(c) of this Exhibit A:

(i) The Subscriber may Transfer Shares to: (1) a spouse or any lineal ancestor or descendant and (2) the trustee or trustees of a trust or trusts at any time established for the exclusive benefit of the Subscriber or the spouse or any lineal ancestor or descendant of the Subscriber, provided that each and every trustee who may vote any Shares shall be the Subscriber or a person referred to in this paragraph (e)(i) or a bank or trust company (each a “Permitted Transferee”); provided that (x) any such trust shall have no terms inconsistent with the obligations of the Subscriber under this Agreement, and (y) as a condition of Transfer, any Permitted Transferee shall execute and deliver to the Corporation an agreement in form and substance reasonably satisfactory to the Corporation pursuant to which the Permitted Transferee agrees to be bound by all of the provisions of this Agreement. If any Shares are transferred to a Permitted Transferee, such Permitted Transferee shall take and hold such Shares, and such Shares shall be, subject to this Agreement and to the rights, obligations and restrictions provided herein with respect to the original Subscriber of such Shares as of the date of this Agreement, as if such Permitted Transferee were such original Subscriber.

(ii) Any Transfer of Shares otherwise permitted by this paragraph (e) shall not be made unless in compliance with all applicable laws, including, without limitation, the securities laws of the United States of America and the states thereof.

(f) If the Subscriber dies, upon the reasonable request of his heirs or estate within one (1) year thereafter, the Corporation shall take reasonable steps and act in good faith to purchase from his heirs or estate such number of the Shares as requested, provided such purchase is not prohibited by law, does not cause the Corporation or its affiliates to breach any of its obligations, and does not cause economic detriment to the Corporation and its affiliates.

Section 2. Holdback. Each holder of Shares agrees that, from and after the IPO, to the extent requested by the Corporation or the managing underwriters of any registration of shares of Common Stock pursuant to the Securities Act of 1933, as amended, in writing, he will not directly or indirectly Transfer any Shares in any manner or during any period required by such managing underwriters or the Corporation. Requests under this section need not be uniformly applied to all shareholders.

Section 3. Take Along Rights. If, prior to an IPO, any member of the Investor Group, any affiliate of any member of the Investor Group, or any officer, director, employee, participant, shareholder or member of any member of the Investor Group, or any affiliate thereof (together, the “Investors Parties”) desire to Transfer or exchange directly or indirectly (by merger or otherwise), at least 50%, individually or in the aggregate, of the shares of Common Stock beneficially owned by all Investors Parties in the aggregate (any such transaction being referred to herein as an “Exit Sale”) to any person who is not an affiliate of any of the Investors Parties, an Investor may require, pursuant to a written notice delivered to the Subscriber at least 20 days prior to the closing of the proposed Exit Sale, that the Subscriber sell to the prospective purchaser, concurrently with and on the terms (including price) and subject to the conditions of the Exit Sale, up to that number of Shares owned by the Subscriber as shall equal the product of (x) a fraction, the numerator of which is the number of shares of Common Stock held by the Investors Parties proposed to be transferred in the Exit Sale and the denominator of which is the number of shares of Common Stock owned by all Investors Parties in the aggregate, and (y) the number of Shares owned by the Subscriber. If the Investors Parties propose the Transfer of all or substantially all of the assets or business (whether by merger, sale or otherwise) of the Corporation, then the Investors and the Corporation shall have the right to require the Subscriber to take promptly all action necessary or appropriate (including voting their Shares in favor of such transaction) in order to effect such transaction. The Subscriber covenants and agrees that it shall take such actions as are necessary to consummate the transactions contemplated by this paragraph.

Section 4. Tag Along Rights. If, prior to an IPO, the Investors Parties desire to Transfer (other than Transfer to any other Investors Party or Related Party (as defined below)), directly or indirectly, shares of Common Stock in an Exit Sale, the Investors Parties shall provide the Subscriber with written notice (the “Tag Along Notice”) (which may, but need not be, incorporated into the notice required pursuant to Section 3 of this Exhibit A) setting forth:

(i) the number of shares of Common Stock proposed to be Transferred;

(ii) the identity of the prospective purchaser;

(iii) all material terms and conditions of such proposed transaction; and

(iv) that the party transferring shares of Common Stock (the “Transferring Party”) is offering the Subscriber (the “Non-Transferring Party”) the right to participate in such Transfer on a pro rata basis on the same terms and conditions as are applicable to the Transferring Party.

Within 14 days following the delivery of the Tag Along Notice, the Non-Transferring Party shall, by notice in writing to the Transferring Party, have the opportunity to sell to the prospective purchaser (upon the same terms and conditions as the Transferring Party) up to that number of shares of Common Stock owned by such Non-Transferring Party as shall equal the product of (x) a fraction, the numerator of which is the number of shares of Common Stock owned by the Non-Transferring Party as of the date of such proposed sale and the denominator of which is the aggregate number of shares of Common Stock owned as of the date of such Tag Along Notice by Investors Parties, the Non-Transferring Party and any other participating person in the Exit Sale, and (y) the aggregate number of shares of Common Stock proposed to be sold in the Exit

Sale. The amount of shares of Common Stock to be sold by the Transferring Party shall be reduced if and to the extent necessary to provide for such sale of Shares by the Non-Transferring Party. If the Non-Transferring Party does not elect to participate in such sale within the 14 day period referred to above, the Transferring Party shall be entitled to consummate such sale without the participation of the Non-Transferring Party.

For the purposes of this Agreement, “Related Party” with respect to any person shall mean, as of the time of any Transfer, (i) any person or entity that, directly or indirectly, through one or more intermediaries, has voting control of, or is under common voting control with, or is controlled by such person, (ii) any officer, director, employee, participant, stockholder, member, or partner of such person or of any person referred to in the immediately preceding clause (i), and (iii) a trust, corporation, partnership or other entity, whose beneficiaries, shareholders, partners, or owners, or other persons or entities holding a controlling interest in which, consist solely of such person and/or such other persons or entities referred to in the immediately preceding clauses (i) or (ii).

Section 5. Certain Consequences of Termination of Subscriber’s Employment or Subscriber’s Competition with the Corporation. (a) If at any time, (i) the Subscriber shall cease to be employed by the Corporation or any subsidiary thereof as a result of a termination by the Corporation or any subsidiary thereof for Cause, or (ii) the Subscriber shall breach the Noncompetition Agreement, dated as of October 2, 2006, between the Corporation and the Subscriber (the “Noncompetition Agreement”), the Corporation shall have the right (a “Call Option”) to purchase all of the Shares owned by the Subscriber and his Permitted Transferees at an aggregate price equal to the lower of the (i) price paid by the Subscriber pursuant to this Agreement or (ii) Fair Market Value of such Shares on the date of the Call Notice.

For the purposes of this Agreement, “Termination by the Corporation or any subsidiary thereof for Cause” means a termination of the Subscriber’s employment for “Cause” pursuant to the Employment Agreement, dated as of October 2, 2006, between, among others, the Corporation and the Subscriber (the “Employment Agreement”).

For the purposes of this Agreement, “Fair Market Value” shall mean the fair market value of the Shares as determined by the Board of Directors of the Corporation in good faith.

(b) If at any time the Subscriber shall cease to be employed by the Corporation or any subsidiary thereof other than as a result of a Termination by the Corporation for Cause and if the Subscriber is not in breach of the Noncompetition Agreement, the Corporation shall have the right to purchase all of the Shares owned by the Subscriber and his Permitted Transferees for an aggregate amount equal to the Fair Market Value of such Shares on the date of the Call Notice.

(c) If the Corporation desires to exercise a Call Option, it shall give written notice thereof (a “Call Notice”) to the Subscriber and the Permitted Transferees of the Subscriber within 60 days of the occurrence of the event giving rise to such Call

Option; such Call Option shall expire if such notice is not given within such period. The Subscriber and the Permitted Transferees of the Subscriber shall deliver to the Corporation certificates representing the Shares, free and clear of all claims, liens, or encumbrances, together with blank stock powers, duly executed with all signature guarantees at a closing at the principal office of the Corporation on the seventh day after the Call Notice has been given to the Subscriber. The proceeds from the purchase of the Shares pursuant to the Call Option shall be paid by certified check, which shall be delivered to the Subscriber at the closing of such purchase.

(d) The Subscriber acknowledges that the purchase price paid by the Corporation pursuant to the Call Option shall be the sole consideration, compensation or payment due to the Subscriber pursuant to this Agreement upon a termination of the Subscriber’s employment by the Corporation or any subsidiary thereof.